Exhibit 99.1
Burger King Holdings, Inc. Reports
Preliminary Third Quarter Fiscal 2009 Results
Miami, Fla — Apr. 15, 2009 — Burger King Holdings, Inc. (NYSE:BKC) announced today that it expects its third quarter fiscal 2009 earnings per share to be in the range of $0.33–$0.35.
Earnings per share were negatively impacted by significant traffic declines in the month of March resulting in lower than expected company restaurant margins for the quarter. The negative impact of lower than forecasted company restaurant margins on earnings was more than offset by continued revenue growth, improved general and administrative (G&A) costs, lower interest expense and a lower than forecasted tax expense.
Worldwide company restaurant margins were lower than expected primarily due to an unanticipated traffic slowdown in the month of March across most company-owned restaurant markets. Germany, the company’s second largest company-owned restaurant market, and Mexico, the only company market in Latin America, experienced the largest declines.
In response to the consumer slowdown in these two markets, the company has taken immediate actions to reignite sales. In Germany, the initiatives include: a new promotional concept called ‘King Deals’ or value-priced combo meals; the re-launch of the €0.99 value menu; increased competitive hours of operation during the breakfast daypart with expanded product offerings; and an increase in advertising expenditures aimed at promoting the company’s value message.
In Mexico, the company will aggressively promote its COME COMO REY® (or Eat Like a King) everyday value menu featuring the WHOPPER JR.® sandwich via a nationally televised advertisement and has launched a cross-promotional national coupon campaign with VIVA, Mexico’s largest premium laundry detergent brand. In addition, advertising expenditures aimed at promoting value and everyday affordable indulgence have been increased.
Revenues for the quarter were $600 million, up 1% over the same quarter last year, driven by a trailing twelve-month net restaurant count increase of 355 and worldwide positive comparable sales of 1.0%, partially offset by $44 million due to currency exchange rate fluctuations. United States and Canada positive comparable sales were 1.6%. All comparable sales figures reflect an approximate one point negative calendar shift as third quarter fiscal 2008 included an extra day due to leap year.
The company’s G&A costs improved significantly, as compared to the same period last year, as the result of on-going cost containment initiatives and the favorable impact from the movement of currency exchange rates on expenses.
Interest expense also improved over the prior year period primarily due to lower average interest rates in addition to the impact of the retirement of $40 million in debt within the quarter.
The third quarter tax rate, which is still pending, is estimated to be significantly less than prior year’s third quarter tax rate of 36.9%. This quarter’s tax rate benefited from the resolution of various tax audits and changes in reserves, positively impacting earnings per share by approximately $0.05.
As forecasted last quarter, currency exchange rate fluctuations continued to negatively impact earnings but the impact was within the expected range for the quarter.
April to-date, the company has experienced improvements in comparable sales, primarily due to the calendar shift of the Easter holiday and the initiatives implemented in Germany and Mexico. Additionally, worldwide company restaurant margins continue to benefit from improving commodity costs.
At this time, the company is completing its financial close for its fiscal 2009 third quarter and will provide additional information on the quarter and an outlook for the full fiscal year as part of its quarterly earnings release and webcast scheduled on April 29, 2009.

(Revenues stated in $ millions)
Preliminary and Un-audited*

	Q3 F’09	Q3 F’08
	Preliminary	Actual

Revenues
Worldwide	600	594
US & Canada	425	380
EMEA/APAC	151	186
Latin America	24	28

System Comparable Sales
Worldwide	1.0%	5.8%
US & Canada	1.6%	5.4%
EMEA/APAC	(0.6)%	6.8%
Latin America	1.3%	5.8%

Company Restaurant Margin %
Worldwide	11.7%	13.2%
US & Canada	12.7%	13.1%

Earnings Per Share — Diluted	$0.33- $0.35	$0.30

*	Data provided is preliminary and subject to change as the company completes its third quarter fiscal 2009 financial close.
ABOUT BURGER KING HOLDINGS INC.
The BURGER KING® system operates more than 11,800 restaurants in all 50 states and in 74 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. In 2008, Fortune magazine ranked Burger King Corp. among America’s 1,000 largest corporations and Ad Week named it one of the top three industry-changing advertisers within the last three decades. To learn more about Burger King Corp., please visit the company’s Web site at www.bk.com.
Related Communication
Burger King Holdings Inc. will hold its third quarter earnings webcast for fiscal year 2009 on Wednesday, April 29, at 10 a.m. EST following the release of its third quarter results before the stock market opens on the same day. During the call, Chairman and Chief Executive Officer John Chidsey; Chief Financial Officer Ben Wells; President, Global Marketing, Strategy and Innovation Russ Klein; and Senior Vice President of Investor Relations and Global Communications Amy Wagner will discuss the company’s third quarter results.
The earnings call will be webcast live via the company’s investor relations Web site at http://investor.bk.com and available for replay for one month.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements, including statements regarding our expectations regarding the Company’s financial results for the third quarter of fiscal 2009; the ability of the Company to reignite sales in Germany and Mexico through new promotions, expanded product offerings and increased advertising expenditures aimed at promoting value; our expectations that worldwide company margins will continue to benefit from improving commodity costs; and our expectations regarding the uncertainties in the currency markets, fluctuations in currency exchange rates and the impact of movements in currency exchange rates on our operating results and earnings per share. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Important factors could cause actual events to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, those risk factors set forth in our filings with the Securities and Exchange Commission, including economic or other business conditions that may affect the desire or ability of our customers to purchase our products such as inflationary pressures, higher unemployment rates, declines in median income growth, consumer confidence and consumer discretionary spending and changes in consumer preferences; and the effectiveness of our marketing and advertising programs. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements as predictions of future events. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.
Source: Burger King Holdings, Inc.
Burger King Holdings, Inc., Miami
BKC Media Relations
Susan Robison, 305-378-7277
mediainquiries@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
investor@whopper.com